EXHIBIT 99.1

Cytokinetics Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., July 21, 2020 (GLOBE NEWSWIRE) -- Cytokinetics, Incorporated (Nasdaq:CYTK) today announced the closing of its previously announced underwritten public offering of 8,385,417 shares of its common stock at a price to the public of $24.00 per share. This includes the exercise in full by the underwriters of their option to purchase up to 1,093,750 additional shares of common stock. The gross proceeds to Cytokinetics from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Cytokinetics, were approximately $201.3 million.

Goldman Sachs & Co. LLC, Piper Sandler & Co. and Cantor Fitzgerald & Co. acted as joint book-running managers for the offering. Barclays Capital Inc. acted as an additional book-running manager for the offering. JMP Securities LLC acted as lead co-manager, and Raymond James & Associates, Inc. and H.C. Wainwright & Co., LLC acted as co-managers.

The securities described above were offered by Cytokinetics pursuant to a shelf registration statement (including a base prospectus) filed on November 6, 2019 with the Securities and Exchange Commission (SEC), which has become automatically effective. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and can be accessed for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by phone at (866) 471‐2526 or by email at prospectus-ny@ny.email.gs.com; Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, New York 10022, or by email: prospectus@cantor.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone: 1-888-603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cytokinetics

Cytokinetics is a late-stage biopharmaceutical company focused on discovering, developing and commercializing first-in-class muscle activators and next-in-class muscle inhibitors as potential treatments for debilitating diseases in which muscle performance is compromised and/or declining.

Contact:
Cytokinetics
Diane Weiser
Senior Vice President, Corporate Communications & Investor Relations
(415) 290-7757